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                                                                   EXHIBIT 10.34

                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is made this eighth day of November 1998 by and between UNIVERSAL ELECTRONICS INC., a Delaware corporation with offices at 6101 Gateway Drive, Cypress, California 90630 and GENERAL INSTRUMENT CORPORATION, a Delaware corporation with offices at 101 Tournament Drive, Horsham, Pennsylvania 19044. Seller and Buyer are sometimes referred to individually as a "Party" and collectively as the "Parties".

     The Parties, intending to be legally bound, agree as follows:

     1. SCOPE Buyer shall purchase from Seller and Seller shall sell to Buyer, upon the terms and conditions set forth herein, remote controls, keyboards and peripheral devices (excluding dedicated devices such as single function remotes) (the "Products") which are offered for sale by Buyer with Buyer's analog and digital set top terminals. The Products will be developed by Seller in accordance with the schedule (the "Milestone Schedule") set forth on Exhibit A. The Milestone Schedule and the initial Specifications referred to therein (the "Specifications") will be mutually agreed to by the Parties within sixty days after the date hereof and may be changed only upon the written consent of the Parties.

     2.   BUYER'S REQUIREMENTS

          (a) Subject to the terms and conditions set forth in this Agreement, from and after the date of Buyer's acceptance of the first shipment of the Products in commercial quantities (which, for purposes of this Agreement, shall mean quantities that in the aggregate equal or exceed 5,000 units of the Products) and until the termination of this Agreement (the "Exclusive Period"), Buyer shall purchase from Seller all of Buyer's requirements for Products offered for sale in the United States with Buyer's analog and digital set top terminals. Notwithstanding the foregoing, Buyer shall have the right to purchase Products from other suppliers under the following circumstances:

               (i) Until such time as Seller can provide Buyer with such Products in commercial quantities, Buyer shall be entitled to purchase from other suppliers Products necessary for the replacement of Products sold by Buyer prior to the commencement of the Exclusive Period and to fulfill Buyer's other customary product support obligations with respect to such Products sold prior to the commencement of the Exclusive Period; provided, however, that Buyer shall be entitled to continue purchasing Products from such other suppliers regardless of whether Seller is able to provide such Products, if Buyer's customer specifically requests such other Products;

               (ii) Buyer shall be entitled to purchase from other suppliers Products offered for sale by Buyer outside of the United States; except that in the event Buyer is selling or will sell Products outside of the United States, Buyer shall first give Seller an opportunity to demonstrate to Buyer's reasonable satisfaction that Seller has an appropriate database library for

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such Products offered or to be offered for sale outside of the United States, and upon such showing, Seller and Buyer shall in good faith negotiate a mutually acceptable agreement for the exclusive purchase and sale of such Products outside of the United States during the Exclusive Period;

             (iii) Buyer may purchase Products from other suppliers under the circumstances set forth in Sections 3 and 6(a);

             (iv) Buyer may purchase Products from other suppliers to satisfy a request made by a customer for a Product manufactured by such other suppliers, so long as Buyer does not promote, directly or indirectly, such other suppliers' Products; and

             (v) In the event that a Product is offered by another supplier to Buyer with new technology which Seller is not willing to manufacture and sell to Buyer on terms (including, without limitation, dates of availability and price) no less favorable to Buyer than those offered by such other supplier, Buyer shall have the right to purchase such Product from such supplier on the offered terms; provided however, that Buyer shall provide Seller, to the extent it is able after exerting its best efforts to obtain and release such information, all information necessary to allow Seller to reasonably determine whether or not it is willing to provide such Product. In the event Buyer is not able or fails to release all such information to Seller, Seller reserves the right to dispute the existence of the new technology or the favorableness of the terms.

          (b) Seller shall not, whether during or after the term of this Agreement, sell to any party other than Buyer any product utilizing the same or substantially similar exterior design as the Product.

     3. TERM Unless otherwise terminated pursuant to the terms hereof, this Agreement shall commence on the date first above written and shall continue for the five (5) years thereafter (the "Term"), provided, however, that during the ninety (90) day period immediately preceding the third (3rd) anniversary of this Agreement, Buyer shall have the right to obtain good faith competitive price quotes from other suppliers of products which are substantially similar to the Products in design, functionality and quantities and Seller shall have to right to meet or beat any such competitive price quote for such products. If Seller meets or beats such competitive price quote for such products after receiving from Buyer, to the extent Buyer is able after exerting its best efforts to obtain and release such information, all information necessary to reasonably determine that such products are substantially similar to the Products and to reasonably prepare a price quote, this Agreement shall remain exclusive as to those specific products during the balance of the Term. If Seller does not meet or beat such competitive price quote, the provisions of Section 2(a) as to the specific products to which Seller was unable to meet or beat the competitive price quote shall be of no further force or effect. Nothing in this Section, however, shall cause Seller to lose exclusivity as to any Products that are not the subject of the good faith competitive price quote. In addition, in the event Buyer is not able or fails to release all such information to Seller, Seller reserves the right to dispute Buyer's belief that Seller was unable to meet or beat such competitive price quote.


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        4. FORECAST Beginning on the first day of the first calendar month after the Products are available for shipment in commercial quantities and continuing during the Term, Buyer shall provide to Seller on or before the first day of each calendar month a forecast of expected aggregate monthly delivery requirements for Products for that month and the immediately succeeding five calendar months (each a "Forecast"). In each Forecast, Buyer shall state its anticipated requirements by calendar month. The first four months of each Forecast shall set forth binding commitment levels, as provided below, and the remaining two months shall be non-binding commitment levels, as provided below, and the remaining two months shall be non-binding forecasts without any related purchase or sale obligations. The commitment levels shall be carried forward, and may be adjusted, as follows in successive Forecasts:

                (a) Quantities stated for the first month of each Forecast must equal one hundred percent (100%) of the quantities forecasted for the second month of the immediately preceding Forecast;

                (b) Quantities stated for the second month of each Forecast must be not less than eighty-five percent (85%) or more than one hundred fifteen percent (115%), of the quantities forecasted for the third month of the immediately preceding Forecast; and

                (c) Quantities stated for the third month of each Forecast must be not less than seventy-five percent (75%) or more than on hundred twenty-five percent (125%), of the quantities forecasted for the fourth month of the immediately preceding Forecast; and

                (d) Quantities stated for the fourth month of each Forecast must be not less than fifty percent (50%) or more than one hundred fifty percent (150%), of the quantities forecasted for the fifth month of the immediately preceding Forecast.

        5. PURCHASE ORDERS Except as the Parties otherwise agree in writing, concurrent with the delivery of the Forecast as set forth in Section 4 above, Buyer shall issue a purchase order or purchase orders for, and Seller shall be obligated to sell and deliver, the Products specified in the second month of the most recent Forecast delivered with the purchase order or purchase orders; except that the first purchase order or purchase orders issued by Buyer shall be for the Products specified in the first and second months of the Forecast delivered with such first purchase order or purchase orders. This purchase order or purchase orders shall be applied toward and reduce all forecasted quantities for the applicable month or months and then toward any subsequent month or months of the Forecast. Except as provided in subsection 6(b) below, the failure of Buyer to provide a schedule or to accept delivery pursuant to the terms hereof for ninety (90) consecutive days or one hundred (100) days in the aggregate, except for reasons excusing performance under Section 16 hereof, shall be deemed a material breach of this Agreement and Seller may terminate this Agreement by giving written notice to Buyer at any time thereafter prior to the time Buyer schedules or accepts delivery in conformity with the terms hereof.

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6.   CANCELLATION OF PURCHASE ORDERS

          (a)  FOR CAUSE   If Seller fails to deliver the Products set forth in
a purchase order within thirty (30) days after the date specified for delivery in such purchase order (or such later date as Buyer authorizes in writing), regardless of whether performance by Seller is excused under Section 16 hereof, Buyer may, upon written notice to Seller, cancel all or a portion of the relevant purchase order without liability to Seller for such termination. If Seller fails to deliver the Products within thirty (30) days after the dates specified for delivery in the purchase orders issued by Buyer for three consecutive months (or such later dates as Buyer authorizes in writing), except if performance by Seller is excused under Section 16 hereof, Buyer, may, upon written notice to Seller, (i) suspend its obligation under Section 5 to submit purchase orders pursuant to a Forecast, and (ii) purchase Products and products comparable to the Products from other suppliers, provided that, Buyer agrees that such suspension shall only continue until such time as Seller is able to resume timely delivery of Product; provided further that if Buyer has not resumed such delivery after ninety (90) days, Buyer may notify Seller in writing of Buyer's intent to terminate this Agreement, and if Seller shall fail to resume delivery within thirty (30) days after receipt of such notification to cure, this Agreement shall terminate at the end of the thirty (30) day period without further notice from Buyer.

          (b) FOR CONVENIENCE Upon proper written notice to Seller, Buyer may cancel all or a portion of a purchase order prior to the shipment of any Products pursuant to such purchase order or elect not to submit a purchase order required under Section 5, in each case for Buyer's convenience. In the event of such a cancellation or such an election not to submit a required purchase order, Buyer and Seller shall have the following sole and exclusive rights and obligations:

          (i) PAYMENTS BY BUYER In the case of a purchase order properly canceled, in whole or in part, Buyer shall be responsible for and shall pay to Seller within fifteen (15) days after receipt of an invoice from Seller the sum of (1) the purchase price for all canceled Products which have been completed by Seller as of the date Seller receives Buyer's notice of cancellation, and (2) the actual direct labor and material costs incurred by Seller for all work in process for canceled Products as of the date Seller receives Buyer's notice of cancellation, and (3) to the extent not included in clause (2), Seller's actual cost of all components purchased for the canceled Products, and (4) re-stocking charges, and (5) other commercially reasonable costs incurred by Seller due to such cancellation.

               (ii) SELLER'S ACTIONS UPON NOTICE Upon receiving Buyer's notice of its cancellation of a purchase order or its election to not submit a purchase order required under Section 5, Seller shall take the following actions to the extent commercially reasonable and permitted by its suppliers:


                     (A) Provide Buyer with an identification of all components for which Buyer must make a payment under Section 6(b)(i), Seller's actual cost of such components, and the potential options for their disposition;


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                     (B)  Cooperate with Buyer to identify whether current work in process should be completed, scrapped, or shipped to Buyer "as is";

                     (C) Make all commercially reasonable efforts to the extent permitted by its suppliers to use the components for which Buyer must make a payment under Section 6(b)(i) in other programs of Seller, in which case Buyer shall be entitled to a credit against such payment in an amount equal to the lesser of (1) Seller's actual cost of such components or (2) the amount received by Seller due to the use of such components in the other programs;

                     (D) Reduce or cancel component orders to the extent commercially reasonable and permitted by its suppliers.

                     (E) Attempt to return to the original vendor all components for which Buyer must make a payment under Section 6(b)(i), in which case Buyer shall be entitled to a credit against such payment in an amount equal to the credit or refund received from each such vendor; and

                     (F) Attempt to sell to third parties on commercially reasonable terms all components for which Buyer must make a payment under 6(b)(i), in which case Buyer shall be entitled to a credit against such payment in an amount equal to the proceeds of such sales.

               (iii) DELIVERY OF FINISHED PRODUCTS, WORK IN PROCESS, AND COMPONENTS Upon receipt of Buyer's payment for finished Products pursuant to
Section 6(b)(i), all such finished Products shall be delivered to, or at the direction of, Buyer and such Products will be subject to all of the terms and conditions set forth in this Agreement, including, without limitation, the acceptance and warranty provisions hereof. Upon receipt of Buyer's payment for work in process and components, all such work in process and components shall be delivered to Buyer, or at Buyer's direction, in accordance with the delivery provisions of Section 7; provided however that any such work in process and components shall not be subject to any of the terms and conditions set forth in this Agreement, including without limitation, the acceptance and warranty and indemnification provisions hereof. Buyer shall bear the risk, and all costs and expenses, including, without limitation, storage, transportation, shipping, recalling, repackaging, reshipping, and the like, associated with the shipment and delivery of all such Product, work in process and components.

               (iv)  AUDIT  Before any payment is made to Seller pursuant to
Section 6(b)(i), Buyer shall have the right to audit Seller's records at reasonable times, using a nationally recognized accounting firm of its choice, to substantiate any and all charges payable to Seller. Buyer shall notify Seller of its election to have such audit performed within ten (10 days of its receipt of Seller's invoice and such audit will take place within fifteen (15) days from Buyer's receipt of Seller's invoice and shall be completed within twenty (20) days of start of such audit, after which Buyer shall immediately pay to Seller all charges as determined by the audit. Such accounting firm and each of the persons actually performing the audit will, if requested, execute Seller's standard non-disclosure agreement with respect to such audit. Seller may dispute the findings of any such audit and in such case, Buyer and Seller shall meet within ten (10) days from


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Buyer's receipt of Seller's notice of dispute to negotiate and settle any costs that are not mutually agreed upon.

          7.   DELIVERY

               (a) PLACE AND TIME OF DELIVERY All deliveries of the Product shall be FOB, shipping port. The first delivery of the Product shall occur on such date as set forth within the Milestone Schedule. All Products shall be delivered on the delivery dates specified in Buyer's purchase order.

               (b) TESTING PRIOR TO DELIVERY Prior to each shipment of Products, Seller shall test, or cause its suppliers to test, the Products in accordance with such established quality assurance procedures as mutually agreed to by the Parties, a copy of which is attached hereto as Exhibit E (the "QA Procedures"). Seller shall not ship any Product that does not satisfy such tests. Seller shall maintain or cause its suppliers to maintain records accurately reflecting the results of all such testing and shall provide copies thereof to Buyer upon its request made from time to time.

               (c) LATE DELIVERY PAYMENTS Should Seller anticipate inability to meet a designated delivery date, it shall immediately notify Buyer by phone or facsimile and seek instructions on procedures to be used in order to meet the specified delivery date(s). The costs of any expediting shipping requested by Buyer to mitigate the delay by Seller shall be borne by Seller, except if such delay or inability is excused under Section 16 hereof, in which case such costs shall be borne by Buyer. If Seller fails to deliver any conforming Product within ten (10) days after the time period required by a purchase order (the "Grace Period"), except in circumstances where performance is excused under Section 16 hereof, as Buyer's sole and exclusive remedy, Seller shall pay to Buyer an amount equal to (i) 0.33% of the purchase price of such Product for each day delivery is late beyond the Grace Period, up to an maximum of ten percent (10%) of the purchase price of such Product, plus (ii) the lesser of
(A) such additional amount actually and reasonable incurred by Buyer, if any, charged by its customers as a result of the late delivery of the Product or (B) an additional 0.33% of the purchase price of such Product for each day such delivery is late beyond the Grace Period, up to a maximum of ten percent (10%) of the purchase price of such Product. Notwithstanding the above, in the event that Buyer exercises its rights to cancel all or any portion a purchase order pursuant to Section 6(a), Buyer shall have waived its rights to any and all amounts due it pursuant to this Section 7(c).

               (d) EARLY DELIVERY Buyer reserves the right to hold Seller's invoice until the date it would ordinarily be due if delivery has been made more than three (3) days prior to the designated date in Buyer's purchase order.



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     8.   INSPECTION; REJECTION

          (a) INSPECTION All Products shall be subject to inspection and testing by Buyer within thirty (30) days after they have been received at the facility designated by Buyer, to determine conformity with Buyer's order and the Specifications. Buyer shall, however, be under no duty to inspect Products prior to Buyer's use or resale of the Products and neither the receipt, retention, use, resale nor payment of or for the Products shall be construed to constitute a waiver of any obligations of Seller with respect to the warranty relating to such Products.

          (b) RIGHT TO REJECT If any Products delivered do not conform to Buyer's purchase order or the Specifications, Buyer shall have the right to reject any Products within thirty (30) days after its receipt thereof. Within such thirty (30) day period, Buyer may reject an entire "lot" (as defined below) of Products if the quantity of defective Product within such lot equals or exceeds the Average Quality Level (AQL) percentage set forth within the QA Procedures. In such case, upon Seller's approval, the expenses of Buyer in sorting and testing the Products in order to find defective Products shall be reimbursed to Buyer by Seller. Seller shall promptly and without expense to Buyer replace or correct defects in any nonconforming Products or, at Buyer's request and upon Seller's approval, make a full refund of the purchase price, to the extent it has been paid, to Buyer with respect to such nonconforming Products. Seller shall bear the risk, and all costs and expenses, including, without limitation, storage, transportation, shipping, recalling, repacking, reshipping, and the like, associated with the repair or replacement of defective Products. In the event of Seller's failure to promptly replace or repair any defective Product, Buyer may, without obligation and after ten (10) business days' notice to Seller, make such commercially reasonable corrections and replacements and charge Seller for the costs actually and reasonably incurred by Buyer in doing so. For purposes of this Section 8 (b), a lot is a quantity of Products which were manufactured during the same calendar week and which bears the same manufacture date code.

     9.   PURCHASE PRICE

          (a) PURCHASE PRICE The purchase price for the Products and other payment terms are set forth on Exhibit B.

          (b) TAXES Except where the law otherwise provides, Buyer shall pay to Seller, in addition to the purchase price, the amount of all governmental taxes, excises, duties and/or other charges (except for taxes on or measured by Seller's income) that Seller may be required to pay with respect to the sale or transportation of any Products delivered hereunder.

          (c) COST REDUCTION TARGETS The Parties agree to cooperate in good faith to implement a product cost reduction program involving new technologies, component cost reduction, productivity, quality and reliability improvements, and manufacturing processes. Buyer shall provide Seller with reasonable assistance in the selection of raw materials, components and manufacturing processes. Buyer shall also review the test requirements for Product assembly. Seller shall provide Buyer with all information necessary to verify the impact of any proposed cost reduction measures, including, without limitation, Seller's direct material costs and direct labor


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hours. The goal of the cost reduction program target shall be to reduce the prices stated in Exhibit B to this Agreement by a minimum of 6% per year. Any cost savings which are achieved by Seller as a result of implementing cost reductions, whether proposed by Buyer or Seller, shall reduce the purchase price of the Products by fifty percent (50%) of the cost reduction. On each anniversary of this Agreement, the costs to which future cost reductions shall be compared shall be the costs of the Product in effect on the day immediately preceding such anniversary. Buyer acknowledges and agrees this Section sets forth goals of the Parties to improve efficiencies and costs and Buyer agrees that under no circumstances shall Seller be liable to Buyer for any amount or in any other fashion in the event such goals are not achieved.

               (d) MOST FAVORED CUSTOMER Seller warrants that the prices, payment terms and other terms and conditions stated for the Products and services covered by this Agreement are not less favorable than prices, payment terms or other terms and conditions accorded to Seller's most favored customers for like products for use in similar applications and sale or use in similar markets and sales in similar quantities. If at any time during the term of this Agreement, Seller gives any other customer more favorable payment terms and other terms and conditions for equipment, parts and services which are substantially comparable to those sold to Buyer hereunder, Seller shall immediately extend such prices, payment terms and other terms and conditions to Buyer as well.

          10. SOFTWARE LICENSE For the life of the Products within which any "Software" is delivered by Seller, Seller hereby grants to Buyer, Buyer's customers, and each of their successors and assigns (hereinafter collectively, "Licensees"), a fully paid, nonexclusive worldwide license to use only, and for no other purpose whatsoever, such Software in connection with such Licensees' use and operation of the Products. The prices of the Products include the fee and any royalties for this license of the Software. For purposes of this Section, the term "Software" shall mean the portions of the Products consisting of programs, data, and routines for use in the Product. Software shall include such programs, data, and routines embodied in the Products as are commonly referred to as "firmware" and computer programs comprising a series of statements or instructions in machine readable or human readable form in any medium, including magnetic tape, disks, printed listings or optical media, and related materials such as flow charts, logic diagrams, manuals, and other documentation and Seller's Library of infrared codes. Each Licensee agrees, that except for the use specified in this Section 10, such Licensee shall (i) not use, copy or reproduce the Software in any manner; (ii) not modify or adapt the Software in any way; (iii) not translate, reverse assemble, reverse compile or reverse engineer, decompile, disassemble, or create derivative works of the Software; or (iv) not transfer, assign, rent, sell, distribute or otherwise dispose of the Software or this license (including granting sublicenses) to anyone or in any manner other than to another Licensee hereunder.

          11. PRODUCT DESIGN The external designs for the Products made by Seller for Buyer hereunder as set forth on Exhibit D (the "External Designs") are works made for hire by Seller for Buyer. Except as otherwise agreed to between the Parties, Seller hereby confirms that Buyer has the sole right, title, and interest in and to all proprietary rights in the External Designs, all design patents and design patent applications relating to the External Designs and all documentation, methods, processes, and information relating to the External Designs. Seller


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hereby acknowledges that it has no design patent or design patent applications or any other proprietary rights relating to the External Designs.

          Except as otherwise agreed to between the Parties, Seller hereby assigns to Buyer, its successors and assigns, all right, title and interest in and to the External Designs, together with the right to seek protection by obtaining design patents therefor and to claim all rights or priority thereunder, and the same shall become and remain Buyer's property regardless of whether such protection is sought. Buyer shall have the right to cause design patent applications to be filed thereon through counsel designated by Buyer. Seller shall give Buyer and its counsel all reasonable assistance, at Buyer's sole expense, in connection with the preparation and prosecution of any such design patent application and shall cause to be executed and delivered to Buyer all such assignments or other instruments or documents as Buyer may reasonably request to carry out the intent of this paragraph.

          12. INSIGNIA Neither Party shall use the other Party's name, trademarks, trade names, logos, nor any descriptions or representations made by the Parties without the prior written consent of the such other Party.

          13. WARRANTIES Seller represents and warrants to Buyer that during the Warranty Period (as such term is defined below), (a) the Products will conform to the applicable Specifications set forth on Exhibit A attached hereto,
(b) the Products will be free from defects in material or workmanship under normal use and service, (c) all services will be performed by Seller in a workmanlike manner in accordance with good commercial practices and in conformance with the Specifications, (d) Buyer's Software and the hardware incorporated in the Products shall perform so as to enable to Products to meet the Specifications, and (e) all Products shall function under ordinary use in conformance with the Specifications. The foregoing warranties shall apply to each Product for a period of fifteen (15) months from the date such Product is manufactured (the "Warranty Period").

          Seller shall repair or replace all Products which do not conform to any of the foregoing warranties so long as Buyer (i) notifies Seller within the Warranty Period in reasonable specificity the Products which fail to conform to such warranties and (ii) return all such Products within fifteen (15) days after such notification is received by Seller. Seller shall repair or, at Seller's option, replace the defective Product within 15 days after it has been received by Seller. The repaired or replacement Product shall be warranted as set forth in this Section for a period equal to the greater of (a) the remaining balance of the original warranty period or (b) ninety (90) days; provided, that in the case of a defect discovered within the first 60 days of the warranty period with respect to a Product, the repaired or replaced Product shall be warranted as set forth in this Section for a period equal to 13 months from the date such Product is received by Buyer. Seller shall reimburse Buyer for all transportation costs associated with the return by Buyer of a defective Product to Seller for warranty repair and shall bear all risk of loss or damage to the Product while in transit. Seller shall reimburse Buyer for all transportation costs for the return of the repaired or replaced Product to Buyer and shall bear all risk of loss or damage to the Product while in transit. In the event any Product returned by Buyer to Seller is determined by Seller to not be defective, Seller shall notify Buyer of such determination and Buyer shall within ten (10)



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days of receipt of such notice instruct Seller what to do with such Product. If
Seller does not receive such instruction from Buyer, Seller shall have the right to scrap such Product with no other obligation or notice to Buyer.

          In the event that statistical evidence as determined by Buyer suggests a catastrophic failure rate of more than 5% of the Products in the field and/or returned to Buyer for repair (a "Catastrophic Failure Condition"), then Seller shall reimburse Buyer for all of its actually and reasonably incurred costs associated with such Catastrophic Failure Condition, including the actually and reasonably incurred costs of recall from Buyer's customer if so requested by Buyer's customer. Seller shall replace all Products affected by a Catastrophic Failure Condition or, at Buyer's option, reimburse Buyer for cost of replacement products from other suppliers. In the event any Product returned by Buyer to Seller is determined by Seller to not be defective, Seller shall notify Buyer of such determination and Buyer shall mutually agree what to do with such Product. If the Parties are unable to agree within sixty (60) days of Seller's receipt of such Product, Seller shall have the right to scrap such Product with no other obligation or notice to Buyer.

          In the event that statistical evidence as determined by Buyer suggests a catastrophic failure rate of more than fifteen (15) percent, then, in addition to the remedies in this Section, Buyer may terminate this Agreement by providing written notice to Seller. In the event that Seller, in good faith, disputes Buyer's determination, Buyer and Seller agree to mutually and in good faith resolve such dispute.

THE WARRANTIES MADE BY SELLER IN THIS AGREEMENT, WHEREVER LOCATED, ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND SELLER NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY OF ITS AGENTS OR REPRESENTATIVES TO MAKE, ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE USE OR PERFORMANCE OF ALL OR ANY PART OF THE PRODUCT, INCLUDING WITHOUT LIMITATION LOSS OF USE OR PERFORMANCE OF THE PRODUCT, LOST REVENUES OR PROFITS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT BUT EXCLUDING SELLER'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 21), TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE EVEN IF THE OTHER PARTY HAS BEEN WARNED OR IS OTHERWISE AWARE OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE.



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          14.     Changes to Specifications

          (a) BY BUYER Buyer may from time to time request changes to the Specifications for the Products or the work required of Seller. If any change(s) requested by Buyer result(s) in any increase to Seller's costs or time of performance under this Agreement, then to the extent such change(s) and its/their effect(s) is/are not addressed by specific terms and conditions of this Agreement, Seller shall within ten (10) business days inform Buyer of all such changes and effects and Buyer and Seller shall promptly negotiate a reasonable adjustment of payments, schedules, lead times, and all other relevant items or issues in order to make a commercially reasonable and equitable adjustment for Seller.

                (b) BY SELLER Seller shall make no change to the Specifications, to any materials or component parts described therein, or to the Products, including without limitation changes in form,fit function, design, appearance or place of manufacture of the of the Products or changes which would affect the reliability of any of the Products, without Buyer's express written consent which consent will not be unreasonably withheld or delayed.

          15. CONSEQUENTIAL DAMAGES Neither Party shall be liable for any consequential damages as a result of the breach of this Agreement, including, without limitation, loss of profits, loss of good will, or business interruption, even if advised or otherwise aware of the possibility that such damages may arise, but excluding Seller's indemnification obligations under
Section 21.

          16. FORCE MAJEURE Notwithstanding anything contained herein to the contrary, neither Seller nor Buyer shall be liable or in default hereunder because of any failure to perform in accordance with the terms and conditions of this Agreement if such failure arises from any cause beyond its reasonable control, including, but not limited to, actions taken or failed to be taken by Buyer, compliance with regulations, law, orders or instructions of any foreign government, federal, state or municipal government or any department or agent thereof, acts of God, act or omissions of the other Party, acts of civil or military authority, fire, strikes, embargoes, war, riots or other forms of civil unrest ("Force Majeure"). The Party so effected shall resume performance promptly after the cessation of a Force Majeure. Nothing herein to the contrary shall relieve Buyer from its obligation to pay Seller in accordance with the terms hereof for any conforming Product ordered and accepted by Buyer.

          17. ASSIGNMENT This Agreement may not be assigned or otherwise transferred nor may any duties be delegated by either Party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed, except that either party may assign or delegate to a parent, subsidiary, or affiliate of the assignor, or to an entity acquiring substantially all of the assets due to merger, acquisition or consolidation, so long as the assignor remains liable for the full and faithful performance of the assignee hereunder. Any assignment or other transfer in violation of this
Section 17 shall be void and of no effect. Subject to this restriction, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their permitted successors and permitted assigns.

     18. PERFORMANCE The failure by either Party to insist upon the strict performance of any of its rights or any of the terms or provisions of this Agreement in a particular instance shall not be construed as a waiver of the same or different rights or terms or provisions in subsequent instances. All remedies, rights, undertakings and obligations hereunder shall be cumulative, and none shall operate as a limitation of any other remedy, right, undertaking or obligation hereunder.

     19. COPYRIGHT Seller represents and warrants to Buyer that Seller has obtained, and there are in full force and effect, all rights necessary to design, engineer, manufacture and sell the Products and otherwise to perform its obligations under this Agreement. The Products shall not infringe any copyright, mask work, patent or trademark or misappropriate any trade secret or any other right of any third party. To Seller's knowledge, no claims that the Products or any component thereof infringes any copyright, mask work, patent or trademark or misappropriates any trade secret or other right has been asserted or threatened against Seller, and no claim is pending against Seller or against any person or entity from which Seller obtained such rights.

     20.  INDEMNIFICATION

          (a) BY SELLER Seller shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, agents, subsidiaries, affiliates and subcontractors from and against any losses, damages, liabilities, expenses (including reasonable attorney's fees), costs, claims, suits, demands, actions, causes of action, proceedings, judgments, assessments, deficiencies and occasioned by, arising out of or resulting from (i) any misrepresentation or breach of warranty or covenant, default or non-fulfillment of any agreement by Seller under this Agreement; (ii) any costs on account of physical damage to tangible property and personal injuries, including death, to persons, arising from any breach of this Agreement by Seller, or any negligent act or omission or willful misconduct of Seller; and (iii) all costs resulting from, caused by, relating to or arising out of Seller's relationships with its employees, suppliers, subcontractors, agents and consultants in the course of its performance except matters for which Buyer has agreed to indemnify Seller; and
(iv) negligent acts or omissions or willful misconduct of Seller in connection with the conduct of Seller's business, including any assertions regarding unfair competition or violations of laws by Seller.

          (b) BY BUYER Buyer shall indemnify and hold harmless Seller, its stockholders, directors, officers, employees, agents, subsidiaries, affiliates and subcontractors from and against losses, damages, liabilities, expenses (including reasonable attorneys' fees and expenses, including without limitation any such fees and expenses incurred in connection with any appellate proceeding), costs, claims, suits, demands, actions, causes of action, proceedings, judgments, assessments, deficiencies and occasioned by, arising out of or resulting from (i) any misrepresentation or breach of warranty or covenant, default or non-fulfillment of any agreement by Buyer under this Agreement; (ii) any costs on account of physical damage to tangible property and personal injuries, including death, to persons, arising from any breach of this Agreement by Buyer, or any negligent act or omission or willful misconduct of Buyer; (iii) all costs resulting from, caused by, relating to or arising out of Buyer's relationships with its employees, suppliers, subcontractors, agents and consultants in the course of its performance except matters for which Seller has agreed to indemnify Buyer; (iv) negligent acts or omissions or willful misconduct of Buyer in connection with the conduct of Buyer's business, including any assertions regarding unfair competition or violations of laws by Buyer; and (v) any costs occasioned by, arising out of or resulting from any dispute or disagreement between Buyer and any approved purchasers of the Product.

         21. INTELLECTUAL PROPERTY CLAIMS If any claim, suit, action or proceeding is brought against Buyer or any of its officers, directors, stockholders, agents, subsidiaries, affiliates, subcontractors, assignees and employees) purchasing or using the Products hereunder on the basis of an allegation that the manufacture, use or sale of the Products, or use of associated software, infringes or violates United States or foreign letters patent, copyright, mask work, trademark, trade secret or other intellectual property rights of any third party (collectively, "Intellectual Property Claims"), Seller shall indemnify, defend and hold harmless such persons or entities from and against all costs, liabilities, expenses and damages, including without limitation court costs and reasonable attorney's fees, arising out of or resulting from Intellectual Property Claims. As part of its obligations under this Section 21, Seller shall: (i) at Seller's expense, defend and at its option with Buyer's written approval, which approval shall not be unreasonably withheld or delayed, settle the claim, suit, or action, and (ii) pay the costs and damages, including without limitation court costs and attorney's fees, awarded against such indemnified parties arising out of the Intellectual Property Claims. If a Product delivered or to be delivered under this Agreement becomes the subject of an Intellectual Property Claim, or if as a result of an Intellectual Property Claim, or the settlement thereof, the production, use, repair or sale of Products is prohibited, Seller shall, at its expense, do one or more of the following: (a) obtain for Buyer the right to sell, repair or use the infringing Product without any additional cost to Buyer,
(b) modify the infringing Product so that it becomes non-infringing, while remaining in commercially reasonable compliance with the Specifications, subject to Buyer's technical approval, which approval will not be unreasonably withheld or delayed or (c) replace the infringing Product with a non-infringing unit that performs substantially the same functions in substantially the same manner, while remaining in commercially reasonable compliance with the Specifications. Notwithstanding, Seller shall have no liability for any infringement from (y) use of the Products in combination with other items, unless Seller sold, made or specifically recommended or approved them all as a combination, or the combination would be necessary for use in the ordinary course in connection with the Product, or (z) modification of Products after delivery, unless either Seller or an authorized agent of Seller made, specifically recommended or approved the modification, or the modification constitutes normal repair, replacement or implementation of Seller provided options and enhancements for the Products.

         22.     THIS SECTION INTENTIONALLY OMITTED.

          23.  YEAR 2000 COMPLIANCE

               (a) PRODUCTS Seller warrants that the Products to be furnished pursuant to this Agreement shall, when used in accordance with the Product documentation, be able to accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations. Where a purchase requires that specific Products must perform as a package or system, this warranty shall apply to the products as a system. In the event of any breach of this warranty, Seller shall restore the Products to the same level of performance as warranted herein, or repair or replace the Products with conforming Products so as to minimize interruption to Buyer's customers' ongoing business processes, at Seller's sole cost and expense.

               (b) SELLER'S OPERATIONS Seller warrants that all products it uses in connection with providing the Products and other services to Buyer under this Agreement shall be able to accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations. In the event of any breach of this warranty, Seller shall undertake all commercially reasonable efforts to replace non-compliant products with compliant products and to minimize interruption to Buyer's ongoing business operations, at Seller's sole cost and expense.

          24.  CERTAIN OBLIGATIONS

               (a) SALES COLLATERAL Seller shall, at its sole cost and expense, provide Buyer with such quantities of quality printed sales literature, other similar sales tools and training as has been customarily provided by Seller to similarly situated customers under similar circumstances to permit Buyer to effectively promote the sale of the Products.

               (b) SAFETY STOCK Seller shall, at its sole expense, keep in storage a supply of backup units and inventory of the Products equal to one-half of one months forecast which is averaged based on a rolling twelve-month rolling forecast, which will be used to satisfy its warranty, maintenance and other obligations.

               (c) SUPPLIER MANAGEMENT MODEL The Parties agree to mutually develop a cost effective supplier management program whereby reduced inventory liabilities, product lead-time reductions and overall acquisition cost reductions are implemented. This program may include but is not limited to stocking of key components, kanban delivery methods, direct ship to customers, and other leading edge procurement practices as identified by the Parties. Seller will provide any incremental cost impacts to Buyer and the Parties will mutually determine the best program to implement.

               (d) QUARTERLY BUSINESS REVIEWS ("QBR") Seller shall consult with Buyer no less than once each calendar quarter in order to perform a thorough review of Seller's performance under this Agreement, shall implement a continuous productivity program to reduce lead times, improve quality, reduce costs, and achieve other manufacturing process improvements, and shall provide Buyer with such information, including analytical and manufacturing documentation, as Buyer may reasonably request from time to time regarding quality control of the Products. The locations of QBR meetings shall be held at sites alternately selected by Seller and Buyer and mutually agreed upon. A detailed QA Procedures are attached hereto for reference as Exhibit E. Seller shall use best efforts to address all production issues within its control according to Exhibit E, and shall provide Buyer with a monthly report of inventory.

         25.      TERMINATION This Agreement may be terminated:

                  (a) By either Party upon written notice to the other Party in the event of a material breach of this Agreement by the other Party (except for a breach covered within subsection 6(a)) which is not cured within thirty (30) days (five (5) days in the event of a breach of payment) after written notice of such breach; provided however, that where a given default, by its nature would require more than thirty (30) days to cure, the defaulting Party shall have more time within which to effect a cure, provided that it commences and continues to commercially and reasonably expend efforts to cure and completes such cure within no later than sixty (60) additional days; or

                  (b) By written notice by Buyer in the event that Seller engages in a sale of assets, merger, or the transfer of management or control of a significant ownership to a direct competitor of Buyer and such new controlling party does not affirm its obligations under this Agreement; or

                  (c) By Buyer pursuant to Section 6(a) or Section 13.

         26. NOTICES All notices and demands of any kind which either the Buyer or the Seller may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served to the Parties at the addresses set forth below or at such other addresses as may be designated hereafter by the Parties in writing. The personal delivery or the sending of a notice by Federal Express (or similar overnight delivery method) or by postage prepaid, certified mail, return receipt requested shall be sufficient service.

         BUYER:   General Instrument Corporation
                  101 Tournament Drive
                  Horsham, Pennsylvania 19044
                  Attention: Executive Vice President

         With required copies to:   General Instrument Corporation
                                    101 Tournament Drive
                                    Horsham, Pennsylvania 19044
                                    Attention: Group General Counsel Commercial

                                    General Instrument Corporation

                                        101 Tournament Drive
                                        Horsham, Pennsylvania 19044
                                        Attention: Procurement Department

          SELLER:   Universal Electronics Inc.
                    6101 Gateway Drive
                    Cypress, California 90630
                    Attention: President and Chief Operating Officer

          With a required copy to:      Universal Electronics Inc.
                                        6101 Gateway Drive
                                        Cypress, California 90630
                                        Attention: General Counsel

If by personal delivery, service shall be deemed complete upon such delivery. If by overnight delivery method or by certified mail, service shall be deemed complete upon the date shown on the return receipt where the signature of the Party's employee or agent appears or if no date is shown, on the date such receipt is received by the sending Party.

          27. CONTINUATION In the event that any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations hereunder shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated in any manner.

          28. PROPRIETARY INFORMATION Each Party, on behalf of itself and its officers, directors, employees and other authorized representatives (collectively, "Agents") agrees to maintain in confidence all Proprietary Information (as defined below) disclosed or to be disclosed to it by the other Party in connection with this Agreement which it obtains in the course of the transactions contemplated hereby. The Parties agree that all Proprietary Information shall remain the property of the disclosing Party. Each Party shall use its reasonable best efforts to cause its Agents to comply with the terms of this Section, and each Party shall be responsible for any breach of these provisions by such Party's Agents.

          "Proprietary Information" as used herein means any proprietary plans and information, including, without limitation, information of a technological or business nature (including, without limitation, all trade secrets, technology, intellectual property, data, marketing plans, summaries, reports, mailing lists, or other non-public information relating to a Party's business, whether written or oral and, if written, however produced or reproduced) received by or otherwise disclosed to the receiving person from or by the disclosing person, that is marked proprietary or confidential, or bears the marking of like import, or that the disclosing person states to be considered proprietary or confidential at the time of disclosure and confirms in writing to be proprietary or confidential within ten (10) business days after such disclosure. Proprietary Information shall also include the terms of this Agreement.

     Information shall not be deemed to be Proprietary Information, and the receiving Party shall no obligation with respect thereto, or to any part thereof, to the extent such information: (i) is approved for release by prior written authorization of the disclosing person; (ii) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, any order or directive of a governmental agency or other entity, or with government laws or regulations, in which event the receiving person shall give written notice to the disclosing person of such disclosure as soon as practicable and shall cooperate with the disclosing person in using all reasonable efforts but at disclosing Party's sole cost and expense to obtain an appropriate protective order or equivalent, provided that the information shall continue to be Proprietary Information to the extent it is covered by such protective order or equivalent; (iii) is already known to the receiving person at the time or receipt of disclosure, as evidenced by written records made prior to such receipt or disclosure, or subsequently becomes publicly available without any fault of the receiving person or is already publicly available prior to receipt or disclosure; or (iv) is independently developed or formulated by the receiving person, or its related companies without breach of this Agreement as evidenced by files of the receiving Party in existence at the time of disclosure by the disclosing Party.

     Notwithstanding the above, however, a Party may disclose (subject to a reasonable nondisclosure agreement prohibiting further disclosure) the terms of this Agreement and related agreements or documents to a bona fide prospective purchaser (by merger, stock acquisition or otherwise) of substantially all the assets of such Party or its ultimate corporate parent, or to its legal or financial advisors who have signed nondisclosure agreements or are otherwise obligated to maintain the confidential nature thereof; provided, however, that each Party shall remain liable for any breach of this provision by those persons to whom it discloses such Proprietary Information.

     29. ENTIRE AGREEMENT This Agreement constitutes the final agreement between the Parties pertaining in any manner to the subject matter hereof, and contains all of the covenants and undertakings between the Parties with respect to said subject matter. Each Party to this Agreement acknowledges that no written or oral representations, inducements, promises or agreements have been made which are not embodied herein. Except for the Warrant of even date hereof, a copy of which is attached hereto, any and all prior or contemporaneous written or oral agreements between the Parties pertaining in any manner to the subject matter of this Agreement, including without limitation that certain Memorandum of Understanding dated July 28, 1998, are expressly superseded and canceled by this Agreement. No modification of this Agreement shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms or any other document containing terms or conditions at variance with or in addition to those set forth herein, all such varying or additional terms being hereby objected to.

     30. COUNTERPART This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     31. U.N. CONVENTION The Parties agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods, 1980.

        32. TERMINATION Termination or expiration of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement which (i) the Parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration, including but not limited to liabilities or obligations set forth in Sections 6, 7, 8, 9(a), 9(b), 10, 11, 13, 15, 20, 21,
23, 28, this Section 32, and 34.

        33. RELATIONSHIP Nothing in this Agreement will be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or business entity of any kind and the rights and obligations of the Parties will be limited to those expressly set forth herein. Nothing herein will be construed as providing for the sharing of profits or losses arising out of the efforts of the Parties hereto, except as may be provided for in any resulting agreement between the Parties.

        34. CHOICE OF LAW This Agreement shall be governed by and construed under, and the legal relations between the Parties hereto shall be determined in accordance with, the laws of the State of California, without giving effect to such state's conflict of law principles. If either Party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney's fees, costs and other expenses.

        35. AUTHORIZATION Each Party to this Agreement represents and warrants to, and agrees with the other, that it has the right, power and authority to enter into, and perform all its obligations under, and has taken all the requisite corporate action to approve the execution, delivery and performance of this Agreement and that the execution, delivery and performance of this Agreement shall not result in the breach or non-performance of any agreements it has with third parties. The representations and warranties of this Section 35 are made as of the effective date of this Agreement.

        36. ANNOUNCEMENTS Except as may otherwise be required by applicable law, neither Party shall make any public announcement regarding this Agreement or the relationship and transactions contemplated herein without the prior written consent of the other. Notwithstanding the foregoing, the Parties agree to make commercially reasonable efforts to make an announcement within two (2) weeks of the execution of this Agreement.

        37. TIME OF THE ESSENCE The Parties acknowledge and agree that time is of the essence in connection with the performance of their respective obligations and duties under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year hereinabove written.



GENERAL INSTRUMENT CORPORATION                UNIVERSAL ELECTRONICS INC.




By:  /s/ STEPHEN W. TAYLOR                    By:  /s/ PAUL D. ARLING
    --------------------------                    --------------------------
     Stephen W. Taylor                            Paul D. Arling
     Sr. Director, Procurement                    President and COO

                                   EXHIBIT A




The Specifications and Milestone Schedule shall be the specifications and milestone schedule currently being reviewed by the Parties, together with such changes upon which the Parties may mutually agree.

                                   EXHIBIT B


PURCHASE PRICE:          Initially, $5.50 per unit based upon the
                         Specification agreed to by the parties at the time of signing this Agreement, however, it is understood and agreed that such purchase price shall be adjusted from time to time upon the mutual agreement of the parties in the event the Specification shall be changed or as otherwise allowed under this Agreement. All such prices shall be reflected in the purchase orders that are issued from time to time, and at all times such prices shall be based upon the achievement of the Gross Margin Guarantee (as provided below).

PAYMENT: Sixty (60) days following receipt of invoice from Seller, which invoice shall be delivered to Buyer at the same time the Product shall be delivered.

DELIVERY:                F.O.B. Shipping port

GROSS MARGIN GUARANTEE:  Buyer guarantees that Seller shall receive a gross margin on all sales of Product of no less than 30%, consequently, if necessary, the Purchase Price shall be adjusted in order for Seller to receive such 30% gross margin. Seller shall provide each Buyer each Quarter the actual Gross Margin. Notwithstanding anything contained with this Exhibit B or the Agreement to the contrary, it is understood and agreed to by the parties that presently Seller's actual cost of the Product is such that the gross margin which Seller shall receive for sales of the Product to Buyer, based upon the current Specifications, is less than 30% and that as an accommodation to Buyer, the purchase price of the Product shall not be adjusted in order for Seller to achieve a 30% gross margin. It is further understood and agreed to by the parties that notwithstanding the cost savings sharing provisions of this Agreement, Buyer shall enjoy and not share any cost savings which occur, regardless of whether such savings result from proposals from Buyer or Seller, until such time as Seller's gross margin on sales of the Product equal 30%.

For purposes of this Agreement, the term "gross margin" shall mean revenues from the sale of the Products less the cost of goods sold attributable to the Products, a such amounts are determined in accordance with generally accepted accounting principles, consistently applied.

     PURCHASE PRICE REBATE:  During the Term of this Agreement, Buyer shall earn an annual rebate of its purchases of Product, as follows:

     When Buyer has purchased and paid for more than $3,500,000 of Products, Buyer shall earn 2% of the Purchase Price paid on each additional dollar of purchases made up to and including $5,000,000 of Products;

     When Buyer has purchased and paid for more than $5,000,000 of Products, Buyer shall earn 3% of the Purchase Price paid on each additional dollar of purchases made up to and including $10,000,000 of Products;

     When Buyer has purchased and paid for more than $10,000,000 of Products, Buyer shall earn 4% of the Purchase Price paid on each additional dollar of purchases made up to and including $15,000,000 of Products;

     When Buyer has purchased and paid for more than $15,000,000 of Products, Buyer shall earn 6% of the Purchase Price paid on each additional dollar of purchases made up to and including $20,000,000 of Products;

     When Buyer has purchased and paid for more than $20,000,000 of Products, Buyer will earn 10% of the Purchase Price paid on each additional dollar of purchases made thereafter.

The rebates payable hereunder shall accrue quarterly and shall be paid to Buyer within sixty (60) days after the end of the quarter in which they were earned.

SOFTWARE DEVELOPMENT FEES


     $35,000* - To be paid as follows:

                    Fifty percent (50%) upon the execution of Agreement and the balance upon approval of software and device code library.

* The Software Development Fees are based upon Seller's current understanding of Buyer's specifications. Any substantial changes to these specifications prior to Buyer's approval of the software and device code library may require an adjustment to these fees. Any such adjustment shall be paid upon the approval by Buyer of the software and device code library.

MASKING COSTS

     $2,500 - To be paid as follows:

     Fifty percent (50%) upon the execution of Agreement and the balance upon approval of software and device code library.

                                   EXHIBIT D


The External Design shall be the external design currently being reviewed by the Parties, together with such changes upon which the Parties may mutually agree.

                                   EXHIBIT E

The QA Procedures shall be QA Procedures currently reviewed by the Parties, together with such changes upon which the Parties may mutually agree.